Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

BioNTech SE
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(5)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, no par value per share
Equity	—2024 Non-North America Employee Participation Plan	Other	6,700,000(3)	$94.61	$633,887,000.00	0.00014760	$93,561.73
Equity	—2024 North America Employee Participation Plan	Other	2,000,000(4)	$94.61	$189,220,000.00	0.00014760	$27,928.88
Total Offering Amounts				—	$823,107,000.00	—	$121,490.61
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$121,490.61

(1)	Ordinary shares, no par value per share, of the Registrant, or the Ordinary Shares, may be represented by American Depositary Shares, or ADSs, with each ADS representing one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby are registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-233898).
(2)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement covers any Ordinary Shares that become issuable under the Registrant’s 2024 Non-North America Employee Participation Plan or the Registrant’s 2024 North America Employee Participation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding Ordinary Shares.

(3)	Represents 6,700,000 Ordinary Shares reserved for issuance pursuant to future awards under the 2024 Non-North America Employee Participation Plan.
(4)	Represents 2,000,000 Ordinary Shares reserved for issuance pursuant to future awards under the 2024 North America Employee Participation Plan.
(5)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sale prices reported for the ADSs on the Nasdaq Global Select Market on February 8, 2024.